UNSECURED ENVIRONMENTAL INDEMNITY

THIS UNSECURED ENVIRONMENTAL INDEMNITY (this "**Agreement**") is entered into as of November 17, 2014 by REVEN HOUSING TENNESSEE, LLC, a Delaware limited liability company ("**Indemnitor**"), in favor of **SILVERGATE BANK**, a California corporation ("**Indemnitee**").

RECITALS

A. Indemnitee has agreed to make a loan to Indemnitor (the "**Loan**") to be evidenced by a promissory note in the face amount of up to Three Million Nine Hundred Fifty Two Thousand One hundred Forty Dollars ($3,952,140.00) and secured by, among other things, deeds of trust on the Properties dated as of the date hereof (individually, a "**Deed of Trust**", and collectively, the "**Deeds of Trust**").

B. Indemnitor owns certain real property located in the County of Shelby, Tennessee and the County of Desoto, Mississippi, as more particularly described in the applicable Deed of Trust (individually, a "**Property**", and collectively, the "**Properties**").

C. If Indemnitor were to default under the Loan and as a consequence Indemnitee were to acquire title to any of the Properties through foreclosure or by a conveyance in lieu of foreclosure or otherwise, Indemnitee could incur liability as the owner of the applicable Property for claims arising out of any hazardous materials or toxic substances present on such Property on or before the date of Indemnitee's acquisition of title or arising out of the migration of such materials or substances onto other real property. Indemnitee has required that Indemnitor indemnify Indemnitee against such liability pursuant to this Agreement as a condition to the making of the Loan to Indemnitor.

NOW, THEREFORE, in consideration of Indemnitee's making of the Loan to Indemnitor, Indemnitor agrees as follows:

I.. **Definitions.** As used in this Agreement, the following terms shall have the meanings attributed to them below:

1.1 "**Acquisition Date**" means the date on which Indemnitee or any person or entity directly or indirectly affiliated in any way with Indemnitee first acquires title to the applicable Property or any portion of or interest in such Property in connection with any judicial or non-judicial foreclosure of the lien of the applicable Deed of Trust or by means of a conveyance (whether or not in lieu of foreclosure) made by Indemnitor or any direct or indirect successor to any of Indemnitor's interest in such Property or any portion of such Property.

1.2 "**Environmental Law**" means any federal, state or local law, ordinance or regulation or any rule adopted or guideline promulgated pursuant thereto, or any order, ruling or directive of any federal, state, local, executive, judicial, legislative, administrative or other governmental or public agency, board, body or authority relating to health, industrial hygiene, the environment, or the occupational or environmental conditions on, under or about any Property (including ambient air, soil, soil vapor, groundwater, surface water or land use), whether now or hereafter in force, including those relating to the release, emission or discharge of Hazardous Materials, and those in connection with the construction, fuel supply, power generation and transmission, waste disposal or any other operations or processes relating to any Property. "Environmental Law" shall include the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Solid Waste Disposal Act, the Clean Water Act, and the Clean Air Act, as the same are now or hereafter amended.

by reason of a full credit bid at any foreclosure sale under the applicable Deed of Trust, and that the amount of Indemnitor's liability hereunder could exceed the entire amount paid by Indemnitor for the applicable Property.

4. **Assignment**. Indemnitee shall have the right to assign any or all of its rights under this Agreement, and any such assignee may enforce the rights assigned to it by direct demand or action against Indemnitor. This Agreement shall inure to the benefit of, and be binding upon and enforceable by, the parties to this Agreement and their respective successors and assigns; provided, however, that Indemnitor shall not delegate any of its obligations or liabilities under this Agreement without the prior written consent of Indemnitee, which may be granted or withheld in the sole discretion of Indemnitee. Any such delegation shall not relieve Indemnitor of liability for the due performance of the delegated obligations.

5. **Severability**. In the event any clause, sentence, term, condition or provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, invalid or unenforceable for any reason, the remaining portions of this Agreement shall nonetheless remain in full force and effect.

6. **Headings; Section References; Exhibits**. Headings of the Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof. Unless otherwise specifically provided, references in this Agreement to articles, sections and exhibits shall be to articles, sections and exhibits of or to this Agreement. All exhibits hereto are incorporated herein by the references thereto in this Agreement.

7. **Modifications**. This Agreement cannot be changed, modified or supplemented except in a writing signed by the party against whom enforcement of such change, modification or supplement is sought.

8. **Applicable Law**. This Agreement shall be governed by and construed and enforced under the laws of the State of Tennessee (without regard to conflicts of law), except where federal law is applicable (including, without limitation, any applicable federal law preempting state laws).

9. **Counterparts**. This Agreement may be executed in one or more counterparts or duplicate originals, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

10. **Attorneys' Fees**. In the event any litigation is instituted by Indemnitor or any Indemnified Party to enforce or construe any provision of this Agreement, the prevailing party shall be entitled to have and recover from the other party all attorneys' fees, witness fees, court costs and other litigation expenses incurred by the prevailing party, as determined by the court.

11. **Integration**. This Agreement, together with all exhibits hereto and all other written agreements relating to the Loan, is intended by the parties to be the final expression of their agreement with respect to the subject matter hereof, and is intended as the complete and exclusive statement of the terms of such agreement between the parties. As such, this Agreement supersedes any and all prior understandings between the parties.

12. **Construction of Agreement**. This Agreement shall be construed as though drafted by both parties and shall not be construed against or in favor of any party. Wherever the context of this Agreement may so require, the gender shall include the masculine, feminine and neuter, and the intonation shall include the singular and plural. The use in this Agreement of the word "include(s)" or "including" shall be construed as providing examples only and shall not limit the generality of any provision in which it is used.

13. **Waiver**. The failure by any party hereto to enforce any term or provision of this

Agreement shall not constitute a waiver of the right to enforce the same term or provision, or any other term or provision, thereafter. No waiver by any party of any term or provision of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in writing.

14. **Successive Actions; Remedies Cumulative.** Each occurrence of a Hazardous Materials Claim shall give rise to a separate cause of action under this Agreement, which may be enforced by each affected Indemnified Party from time to time in a single action or in a series of actions, and the obligations of Indemnitor under this Agreement shall continue for as long as any Indemnified Party may be subject to any Hazardous Materials Claim. The rights and remedies of the Indemnified Parties under this Agreement shall be cumulative with any and all other rights and remedies available to the Indemnified Parties in equity or at law.

15. **Notices.** Whenever Indemnitor or Indemnitee shall desire to give or serve any notice, demand, request or other communication with respect to this Agreement ("**Notice**"), each such Notice shall be in writing and shall be personally served or sent by a commercial overnight delivery service or by certified mail, return receipt requested, and shall be deemed to have been received on the date actually received if personally served or on the next business day after deposit with an overnight delivery service or on the date of receipt or refusal as shown on the return receipt if sent by certified mail. The addresses of the parties to which Notices shall be sent (until notice of a change is served as provided in this Section) are as set forth on the signature page of this Agreement. Notice of a change of address shall be given by 15 days' advance written notice in the manner set forth in this Section.

16. **Representation by Legal Counsel.** Indemnitor acknowledges that it has been advised by Indemnitee to seek the advice of legal counsel in connection with the negotiation and preparation of this Agreement. If Indemnitor has chosen not to obtain legal representation, whether due to cost considerations or for other reasons, the lack of such representation shall not furnish Indemnitor with any defense to the enforcement of Indemnitor's obligations under this Agreement.

17. **Further Assurances.** Indemnitor shall execute all instruments and documents, take all actions and pay all sums required in order to carry into full force and effect the purposes and intentions of the parties in executing this Agreement.

18. **Obligations Joint and Several.** If Indemnitor consists of more than one person or entity, each shall be jointly and severally liable under this Agreement.

IN WITNESS WHEREOF, Indemnitor has caused this Agreement to be executed by its duly authorized representative as of the date first above written.

ADDRESSES FOR NOTICES:

Indemnitor's Address for Notices:

Reven Housing Tennessee, LLC
7911 Herschel Avenue, Suite 201
La Jolla, California 92037
Attention: Thad Meyer

Indemnitee's Address for Notices:

Silvergate Bank
4275 Executive Square, Suite 800
La Jolla, California 92037-1813
Attention: Commercial Lending Department

INDEMNITOR

REVEN HOUSING TENNESSEE, LLC,
a Delaware limited liability company

By: Reven Housing REIT, Inc.,
a Maryland corporation,
its Sole Member

By: ______________________
Name: Thad Meyer
Title: Chief Financial Officer